Exhibit 8.1

February 13, 2013

First BanCorp

1519 Ponce de León Avenue, Stop 23

Santurce, Puerto Rico 00908

Dear Ladies and Gentlemen:

We have acted as United States counsel to First BanCorp (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to Company’s offer to exchange the Company’s 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, and 7.00% Noncumulative Perpetual Monthly Income Preferred Stock (collectively, the “Preferred Stock”) for newly issued shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) upon the terms set forth in the Registration Statement (the “Exchange Offer”).

The Company requested our opinion regarding the tax consequences of the exchange. As such, and for the purpose of rendering our opinion, we have examined and are relying, with the Company’s permission, upon (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1. The Registration Statement;

2. The representations made to us by the Company in their letter to us dated February 13, 2013;

3. The Certificates of Designation for the Preferred Stock referenced in Exhibits 4.2-4.6 in the Registration Statement;

4. Such other instruments and documents as we have deemed necessary or appropriate for purposes of our opinion.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, represent our opinion as to the material United States federal income tax consequences of the exchange of Preferred Stock for Common Stock pursuant to the Exchange Offer, and the ownership and disposition of the Common Stock acquired in the Exchange Offer.

We do not express any opinion herein concerning any law other than the United States federal income tax law. Our opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Exchange Offer specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Exchange Offer or any other transactions.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP